Exhibit 10.75

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”), effective as of May 8, 2006, is made and entered into by and between Steven G. Murdock (“Executive”) and Meade Instruments Corp., a Delaware corporation (the “Company”).

RECITALS

A.	Executive served as the Chief Executive Officer, President and Secretary of the Company and as a member of the Company’s Board of Directors.

B.	On January 20, 2006, Executive announced he would be resigning as the Chief Executive Officer, President and Secretary of the Company (the “Announcement Date”).

C.	The terms and conditions of Executive’s employment with the Company were governed by an Employment Agreement, dated as of March 1, 2005 (the “Employment Agreement”), by and between the Company and Executive which formalizes the severance commitments owed to Executive as of the Announcement Date.

D.	Executive’s resignation from his positions as Chief Executive Officer, President and Secretary will be completed as of the execution of this Agreement (the “Separation Date”). Accordingly, Executive and the Company desire to enter into this Agreement to set forth in detail, among other things, the payments and benefits Executive is entitled to receive in connection with his resignation and separation from the Company.

NOW, THEREFORE, in consideration of the covenants undertaken in the Agreement, the Company and Executive agree as follows:

AGREEMENT

1. Resignation. Executive hereby resigns as an officer of the Company and any of its affiliated entities effective May 8, 2006, and as an employee, and in any other capacity with the Company and any of its affiliated entities (other than as a director of the Company as Executive will not be resigning his position as a director of the Company) as of the Separation Date.

2. Termination of Employment Agreement. The Employment Agreement shall terminate effective as of the Separation Date, provided, however, that notwithstanding anything to the contrary in this Agreement, Sections 8 (Confidential Information), 9 (Inventions and Patents), 10 (Non-Competition), 11 (Non-Solicitation of Customers), 12 (Non-Interference with Employees), 13 (Assistance in Patent Applications) and 14 (Indemnity) of the Employment Agreement, which are incorporated herein by reference, shall continue to apply in accordance with their terms. In connection therewith, Executive will continue to sign all necessary and appropriate documents on behalf of the Company, including, but not limited to, board resolutions, financial reports and/or Securities and Exchange Commission filings by the Company consistent with the exercise of reasonable judgment and past practices, as appropriate. Executive and the Company also agree to execute the Registration Rights Agreement in the form attached hereto as Exhibit A.

3. Severance Payments and Benefits. In consideration for Executive’s agreement to resign on the Announcement Date and for his obligations to the Company under this Agreement, Executive shall receive the following severance payments and benefits from the Company in connection with such agreement to resign on the Announcement Date:

3.1	Severance Payment. Cash payments (the “Severance Payment”) in an aggregate amount equal to Four Hundred and Fifty Thousand Dollars ($450,000).

a.	The Severance Payment shall be paid by the Company to the Executive in equal monthly payments over a period of one (1) year commencing as of the Separation Date (each a “Scheduled Payment”).

b.	The Severance Payments shall be paid by Company check to an address designated by Executive. In the event the Company fails for any reason to make a Scheduled Payment in a timely basis, and the failure to make such payment is not cured by the Company within 30 days after written notice sent to the Company at its corporate offices, attention: General Counsel, the aggregate amount of all outstanding remaining Severance Payments shall become immediately due and payable within 10 days by the Company to Executive in a single lump-sum payment.

3.2	Continuation of Company sponsored Benefits. Executive’s rights, if any, regarding continuation of group insurance coverage will be governed by the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), effective May 1, 2006. The Company will provide Executive with a COBRA notice, which will include the insurance premium rate for coverage for Executive under COBRA. Additionally, as long as Executive timely applies for, elects and is eligible for COBRA benefits, the Company will pay the applicable COBRA premium for Executive’s coverage for a period of thirty six (36) months. Other than COBRA benefits under such plans paid for as set forth above, participation by the Executive in all other Company sponsored benefits and plans shall terminate on the Separation Date. In the event that neither COBRA nor Cal-COBRA is available to Executive, the Company shall nevertheless provide insurance to Executive commensurate with the coverage provided to Executive as of the Separation Date.

3.3	Restricted Stock Vesting. Executive owns 60,000 restricted shares of the Company’s common stock, granted under the Company’s 1997 Stock Incentive Plan (the “1997 Plan”), which would have become vested as to 1/3 on May 24, 2006, 1/3 on May 24, 2007, and 1/3 on May 24, 2008. The 20,000 restricted shares that would have become vested as of May 24, 2006 will vest on the Separation Date and will become unrestricted as of such date. All other restricted stock (40,000 shares) shall immediately cease to vest and will revert to the Company in accordance with the terms and conditions of the 1997 Plan.

3.4	Stock Option Vesting. Executive owns options to purchase 745,000 shares of the Company’s common stock, the terms and conditions of which are subject to the 1997 Plan and certain Stock Option Agreements, executed in connection with each applicable stock option grant by the Company and Executive (collectively “Executive’s Options”). As of the Separation Date, Executive and the Company agree to terminate all of Executive’s Options and Executive agrees to forfeit all such options. In connection therewith, all of Executive’s Options shall revert back to the Company in accordance with the terms and conditions of the 1997 Plan.

3.5	Life Insurance Documentation and Payments. The Company shall continue to provide Executive for a period of one (1) year with life insurance equal to that provided to Executive immediately prior to the Separation Date.

3.6	Board of Directors. The Board of Directors of the Company agrees to nominate Executive for re-election to the Board of Directors at the Company’s 2006 Annual Meeting of Stockholders and to include such nomination in the Company’s proxy materials prepared in connection with such 2006 Annual Meeting.

4. Consulting Services. From and after the Separation Date through May 7, 2008 (the “Consulting Period”), Executive agrees to make himself reasonably available to the Company’s Board of Directors and its Chief Executive Officer to consult on business and operational matters as reasonably requested by such persons, subject to Executive’s prior commitments or obligations. The Company and Executive agree that the nature of such Consulting Services shall be related primarily to product development. Executive shall, if requested, provide such services to the Company at the Company’s headquarters, and in such event, the Company shall make reasonable space available to Executive at such location. In no event shall Executive be required to provide more than eight (8) hours per month of consulting services to the Company. In consideration for such Consulting Services, the Company shall pay Executive One Hundred and Forty Thousand Dollars ($140,000) for the first twelve (12) months following the Separation Date, and Twenty Thousand Dollars ($20,000) for the second twelve (12) months following the Separation Date (collectively, “Consulting Payments”). The Consulting Payments shall be paid by Company check to an address designated by Executive.

5. Independent Contractor Status. Executive acknowledges that Executive is being engaged by the Company on an independent contractor basis during the Consulting Period. Under no circumstances shall Executive look to the Company as Executive’s employer, or as a partner, agent or principal during such period. Except as expressly provided in this Agreement, Executive shall not be entitled to any benefits accorded to the Company’s employees, including, without limitation, worker’s compensation, disability insurance, vacation, sick pay, or participation in any of the Company’s benefit plans such as its Employee Stock Ownership Plan or 401k Plan. No compensation to be paid to Executive for performing the services contemplated in this Agreement shall be subject to any withholding or deductions provided by local, state or federal law, which shall be the sole responsibility of Executive.

6. Company Property. The parties agree that the Company’s cell phone issued to Executive shall remain with Executive under a plan equal to what was in place as of the Separation Date for a period of twelve (12) months following such Date. After such twelve (12) month period, the Company’s cell phone shall be transferred, together with all billing and other documentation, to Executive and Executive shall, following the Separation Date, be responsible for all expenses and liabilities related thereto.

7. Executive Release. In consideration of the terms of this Agreement as provided herein, except as to any obligations provided for or assumed in this Agreement, Executive agrees to waive and release the Company, and each of its affiliated or related entities, partnerships, parent or subsidiary corporations, members, partners, stockholders, directors, officers, employees, attorneys, agents, predecessors, successors and assigns, and each and all of them (collectively referred to as the “Company Releasees”), from all claims, damages, agreements, charges of discrimination or complaints of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, fixed or contingent, which Executive or his successors-in-interest ever had, now has, or may claim to have against the Company Releasees, or any of them, whether directly or indirectly, by reason of any act, event or omission concerning any matter, cause or thing arising prior to the date of execution of this Agreement, including, without limiting the generality of the foregoing, any claims relating to or arising out of (i) Executive’s employment or the cessation of that employment; (ii) any agreement between Executive and any of the Company Releasees, including, without limitation, the Employment Agreement; (iii) any tort or tort-type claims; (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act; (v) any claim for wages, salary, bonuses, partnership interests, profit sharing, and/or any other compensation or benefit; (vi) any impairment of Executive’s ability to obtain subsequent employment; or (vii) any permanent or temporary disability or loss of future earnings as a result of injury or disability arising from or associated with employment or the termination of the employment relationship with any of the Company Releasees. This release does not waive or release any claim Executive may have to unemployment or workers’ compensation benefits. This release includes a waiver of any rights Executive may have under Section 1542 of the California Civil Code, or any similar statute or law of any other state, regarding the waiver of unknown claims. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Executive understands and agrees that this Agreement is intended to include in its effect, without limitation, all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Releasees, and this Agreement extinguishes any and all of those claims.

8. Company Release. As additional consideration to Executive, and except as to any obligations provided for or assumed in this Agreement, the Company agrees to waive and release Executive, and each of his attorney’s, agents, predecessors, successors and assigns, and each and all of them (collectively referred to as the “Executive Releasees”), from all claims, damages, agreements, or complaints of any nature whatsoever, whether or not known, suspected or claimed, matured or unmatured, fixed or contingent, which the Company or its successors-in-interest ever had, now has, or may claim to have against the Executive Releasees, or any of them, whether directly or indirectly, by reason of any act, event or omission concerning any matter, cause or thing arising prior to the date of execution of this Agreement, including, without limiting the generality of the foregoing, any claims relating to or arising out of (i) Executive’s employment or the cessation of that employment; (ii) any agreement between Executive and any of the Company Releasees, including, without limitation, the Employment Agreement; (iii) any tort or tort-type claims; and (iv) any federal, state or governmental constitution, statute, regulation or ordinance. This release includes a waiver of any rights the Company may have under Section 1542 of the California Civil Code (the language of which is set forth above in paragraph 6), or any similar statute or law of any other State, regarding the waiver of unknown claims. Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, the Company understands and agrees that this Agreement is intended to include in its effect, without limitation, all claims, if any, which the Company may have and which the Company does not now know or suspect to exist in its favor against Executive Releasees, and this Agreement extinguishes any and all of those claims.

9. Registration of Executive’s Common Stock. Executive hereby agrees to provide the Company all documentation related to such shares that is necessary for the Company to fulfill its obligations hereunder no later than two (2) weeks after the Effective Date. The Company agrees to register Executive’s Common Stock in accordance with the terms and conditions of that certain Registration Rights Agreement, attached hereto as Exhibit A.

10. Acknowledgement. Executive represents that he has had an opportunity to discuss all aspects of this Agreement with his legal counsel, and understands all provisions of this Agreement and is voluntarily entering into its terms. Executive acknowledges the following: (i) he has been given at least twenty-one (21) days within which to consider this Agreement; (ii) he has been advised in writing that he has the right to and may consult with an attorney before executing this Agreement, and acknowledges that he has had the opportunity to consult an attorney; and (iii) he has seven (7) days following the execution of this Agreement to revoke the Agreement. To revoke the Agreement, Executive must advise the Company in writing of his election to revoke it within the seven (7) day period. Executive recognizes that he is specifically releasing, among other claims, any claims he may have arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and all amendments thereto. Executive acknowledges that this Agreement is intended by the parties to comply with the terms and provisions of the Older Workers Benefit Protection Act of 1990 and all amendments thereto.

11. Public Statements. Executive agrees that he shall not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or its subsidiaries and affiliates, past and present, and each of them, as well as its and their directors, officers and employees, and each of them and the Company agrees that it shall not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages Executive, either professionally or personally.

12. Indemnity. The Company and Executive expressly acknowledge that the provisions of their Indemnity Agreement, and the provisions of the Employment Agreement set forth above, continue to apply to Executive. Accordingly, the Company covenants and agrees that as long as Executive shall continue to serve as a director of the Company and thereafter so long as Executive shall be subject to any possible Proceeding, the Company, subject to the terms hereof, shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers. In all D&O Insurance policies, Executive shall be provided the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers. Notwithstanding anything in this Section, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that insurance is not reasonably available, the premium costs for insurance are disproportionate to the amount of coverage provided or the coverage provided by insurance is so limited by exclusions that it provides an insufficient benefit. For purposes of this Section, the term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the name of the Company or otherwise and whether of a civil, criminal or administrative or investigative nature, by reason of the fact that Executive is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement is to be provided under the Indemnity Agreement.

13. Miscellaneous Provisions.

A.	Modification. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.

B.	Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

C.	Modification. This Agreement may not be amended or modified other than by a written agreement executed by an Executive Officer of the Company.

D.	Complete Agreement. This Agreement (and the exhibit hereto) constitutes and contains the entire agreement and final understanding concerning Executive’s employment relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, provided, however, that notwithstanding anything to the contrary in this Agreement, Sections 8 (Confidential Information), 9 (Inventions and Patents), 10 (Non-Competition), 11 (Non-Solicitation of Customers), 12 (Non-Interference with Employees), 13 (Assistance in Patent Applications) and 14 (Indemnity) of the Employment Agreement, which are incorporated herein by reference, shall continue to apply in accordance with their terms and nothing herein shall limit or otherwise modify the indemnification obligations of the Company in favor of Executive under the Company’s Certificate of Incorporation, Bylaws or the Indemnity Agreement. Except as contained in the foregoing proviso, any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is an integrated agreement.

E.	Litigation and Investigation Assistance. Executive agrees to cooperate to the extent reasonably requested in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment. To the extent the Company requests Executive’s assistance in such matters at any time after the Consulting Period, Executive shall be compensated by the Company at a mutually agreed upon hourly rate. The Company shall reimburse Executive for all reasonable, out of pocket expenses incurred by Executive in fulfilling his obligations under this Section.

F.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

G.	Specific Performance. It might be impossible to measure in money the damage to a party if another party breaches this Agreement. If any such failure occurs, the party damaged might not have an adequate remedy at law or in damages. Therefore, each party consents to the issuance of an injunction or other appropriate relief, and the enforcement of other equitable remedies, against it to compel performance of this Agreement.

H.	Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

I.	Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

J.	Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

K.	Arbitration. As a material inducement to enter into this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company will be submitted to final and binding arbitration before a single neutral arbitrator in Orange County, California for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This bilateral arbitration agreement is to be construed as broadly as is permissible under relevant law. In connection with any arbitration proceeding commenced hereby, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and costs, including arbitrator fees.

L.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

M.	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an Executive Officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

N.	Expenses. Each party shall bear their own legal expenses and costs in connection with the negotiation, preparation and execution of this Agreement. In the event that any action or proceeding is brought in connection with this Agreement the prevailing party therein shall be entitled to recover its costs and reasonable attorney’s fees

O.	Executive’s Death. In the event of Executive’s death during the time in which Scheduled Payments are to be made and/or the other benefits are to be provided to Executive, the Company shall pay such Scheduled Payments or provide such benefits (but only to the extent that the underlying benefit plans permit such contribution of benefits) to such person or persons as Executive shall have directed in writing or, in absence of a designation, the estate of Executive. In the event of Executive’s death, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

MEADE INSTRUMENTS CORP.

By:/s/ Mark D. Peterson
Name: Mark D. Peterson
Title: SVP, General Counsel and Secretary

By:/s/ Brent W. Christensen
Name: Brent W. Christensen
Title: SVP and Chief Financial Officer

EXECUTIVE:

By: /s/ Steven G. Murdock

Steven G. Murdock

EXHIBIT A
Registration Rights Agreement

[Exhibit Excluded]